Exhibit 2.1
PLAN OF MERGER
     This PLAN OF MERGER, dated as of June 30, 2009 (the “Plan”), is entered into by and among Otter Tail Corporation, a Minnesota corporation (“Otter Tail” and after the Effective Time, the “Surviving Corporation”), Otter Tail Holding Company, a Minnesota corporation and the direct subsidiary of Otter Tail (“OT Holding”), and Otter Tail Merger Sub Inc., a Minnesota corporation and indirect subsidiary of Otter Tail and direct subsidiary of OT Holding (“Merger Sub”).
     WHEREAS, the authorized capital stock of Otter Tail consists of:
     (a) 50,000,000 Common Shares of the par value of $5 per share (“Otter Tail Common Shares”), of which 35,493,054 shares were issued and outstanding as of June 1, 2009;
     (b) 1,500,000 Cumulative Preferred Shares without par value (“Otter Tail Cumulative Preferred Shares”), of which (i) 60,000 have been designated as Otter Tail’s $3.60 Cumulative Preferred Shares (“Otter Tail $3.60 Cumulative Preferred Shares), 60,000 of which were issued and outstanding as of June 1, 2009, (ii) 25,000 have been designated as Otter Tail’s $4.40 Cumulative Preferred Shares (“Otter Tail $4.40 Cumulative Preferred Shares”), 25,000 of which were issued and outstanding as of June 1, 2009, (iii) 30,000 have been designated as Otter Tail’s $4.65 Cumulative Preferred Shares (“Otter Tail $4.65 Cumulative Preferred Shares), 30,000 of which were issued and outstanding as of June 1, 2009, and (iv) 40,000 have been designated as Otter Tail’s $6.75 Cumulative Preferred Shares (the “$6.75 Otter Tail Cumulative Preferred Shares”), 40,000 of which were issued and outstanding as of June 1, 2009; and
     (c) 1,000,000 Cumulative Preference Shares without par value (the “Otter Tail Cumulative Preference Shares”), none of which are currently outstanding.
     WHEREAS, OT Holding is and, at all times since its organization, has been a direct, wholly owned subsidiary of Otter Tail with authorized capital stock consisting of:
     (a) 50,000,000 Common Shares of the par value of $5 per share (“OT Holding Common Shares”), of which 100 shares are currently issued and outstanding;
     (b) 1,500,000 Cumulative Preferred Shares without par value (“OT Holding Cumulative Preferred Shares”), of which (i) 60,000 have been designated as OT Holding’s $3.60 Cumulative Preferred Shares (“OT Holding $3.60 Cumulative Preferred Shares), (ii) 25,000 have been designated as OT Holding’s $4.40 Cumulative Preferred Shares (“OT Holding $4.40 Cumulative Preferred Shares”), (iii) 30,000 have been designated as OT Holding’s $4.65 Cumulative Preferred Shares (“OT Holding $4.65 Cumulative Preferred Shares), and (iv) 40,000 have been designated as OT Holding’s $6.75 Cumulative Preferred Shares (the “OT Holding $6.75 Cumulative Preferred Shares”); none of which were issued and outstanding as of June 1, 2009; and

     (c) 1,000,000 Cumulative Preference Shares without par value (the “OT Holding Cumulative Preference Shares”), none of which are currently issued and outstanding.
     WHEREAS, the designations, rights and preferences, and the qualifications, limitations and restrictions thereof, of the OT Holding Common Shares, the OT Holding Cumulative Preference Shares and each series of OT Holding Cumulative Preferred Shares, are the same as those of the Otter Tail Common Shares, the Otter Tail Cumulative Preference Shares, and the corresponding series of Otter Tail Cumulative Preffered Shares, respectively.
     WHEREAS, the Articles of Incorporation and the Bylaws of OT Holding immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Articles of Incorporation and Bylaws of Otter Tail immediately before the Effective Time (other than, as allowed by Section 302A.626 (subd. 7) of the Minnesota Business Corporation Act, as amended (the “MBCA”)).
     WHEREAS, Merger Sub is a wholly owned subsidiary of OT Holding with authorized capital stock consisting of 1,000 shares of common stock, par value $5 per share (“Merger Sub Common Shares”), of which 100 shares are currently issued and outstanding.
     WHEREAS, the Board of Directors of each of Otter Tail, OT Holding and Merger Sub has determined that it is desirable and in the best interests of Otter Tail, OT Holding and Merger Sub, respectively, that Otter Tail and Merger Sub should merge, Otter Tail shall be the surviving corporation, and OT Holding shall be a “holding company” of Otter Tail, as such term is defined in Section 302A.626 (subd. 1)(b) of the MBCA.
Terms
     NOW, THEREFORE, the parties hereby prescribe the terms and conditions of the merger and the mode of carrying the same into effect as follows:
     1. Merger of Otter Tail with Merger Sub. At the Effective Time, Otter Tail shall merge with Merger Sub (the “Merger”) in accordance with Section 302A.626 (subd. 3) of the MBCA, and the separate existence of Merger Sub shall cease and Otter Tail shall be a direct, wholly owned subsidiary of OT Holding. Otter Tail shall be the surviving corporation and assume all of the rights, privileges, assets and liabilities of Merger Sub. Merger Sub and Otter Tail are the only constituent corporations to the Merger.
     2. Name of Surviving Corporation. The name of the surviving corporation shall be “Otter Tail Power Company”.
     3. Effect of the Merger . The effect of the Merger shall be as provided in Section 302A.626 of the MBCA. As a result of the Merger, by operation of law and without further act or deed, at the Effective Time, all property, rights, interests and other assets of Merger Sub shall be transferred to and vested in the Surviving Corporation, and the Surviving Corporation shall assume all of the liabilities and obligations of Merger Sub.
     4. Effect on Capital Stock. At the Effective Time:

     (a) Each then issued and outstanding OT Holding Common Share held by Otter Tail will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without conversion or issuance of any shares of stock of the Surviving Corporation with respect thereto.
     (b) Each then issued and outstanding Otter Tail Common Share will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one OT Holding Common Share, which shall have the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as one Otter Tail Common Share immediately prior to the Effective Time.
     (c) Each then issued and outstanding Otter Tail $3.60 Cumulative Preferred Share will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one OT Holding $3.60 Cumulative Preferred Share, which shall have the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as an Otter Tail $3.60 Cumulative Preferred Share immediately prior to the Effective Time.
     (d) Each then issued and outstanding Otter Tail $4.40 Cumulative Preferred Share will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one OT Holding $4.40 Cumulative Preferred Share, which shall have the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as a Otter Tail $4.40 Cumulative Preferred Share immediately prior to the Effective Time.
     (e) Each then issued and outstanding Otter Tail $4.65 Cumulative Preferred Share will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one OT Holding $4.65 Cumulative Preferred Share, which shall have the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as a Otter Tail $4.65 Cumulative Preferred Share immediately prior to the Effective Time.
     (f) Each then issued and outstanding Otter Tail $6.75 Cumulative Preferred Share will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one OT Holding $6.75 Cumulative Preferred Share, which shall have the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as a Otter Tail $6.75 Cumulative Preferred Share immediately prior to the Effective Time.
     (g) Each then issued and outstanding Merger Sub Common Share will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a common share of the Surviving Corporation.
     5. Certificates. At the Effective Time, each outstanding certificate that, immediately prior to the Effective Time, evidenced Otter Tail Common Shares or Otter Tail Cumulative Preferred Shares shall be deemed and treated for all corporate purposes to evidence the ownership of the number of OT Holding Common Shares or Otter Tail Cumulative Preferred

Shares, as the case may be, into which such Otter Tail Common Shares or Otter Tail Cumulative Preferred Shares were converted pursuant to Sections 4(b), 4(c), 4(d), 4(e) and 4(f), respectively, of this Plan.
     6. Articles of Incorporation, Bylaws, Officers and Directors. Subject to Section 7 below, the Articles of Incorporation and Bylaws of Otter Tail, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers and directors of Otter Tail immediately prior to the Effective Time shall be the officers and directors of OT Holding as of the Effective Time. The officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation as of the Effective Time.
     7. Amendment to Articles of Incorporation.
     (a) Automatically, as a result of filing the Articles of Merger and this Plan in accordance with the MBCA, the Articles of Incorporation of the Surviving Corporation shall be amended as of the Effective Time as follows:
(i)	Article I of the Articles of Incorporation is amended in its entirety to read as follows:
ARTICLE I.
     The name of the corporation shall be Otter Tail Power Company.
(ii)	A new Article XI of the Articles of Incorporation is added to read in its entirety as follows:
ARTICLE XI.
     Any action or transaction by or involving the corporation, other than the election or removal of directors of the corporation, that requires for its adoption under the Minnesota Business Corporation Act or these Articles of Incorporation, the approval of the shareholders of the corporation shall, pursuant to Section 302A.626 (subd. 3(8)(i)) of the Minnesota Business Corporation Act, require, in addition to the approval of the shareholders of the corporation, the approval of the shareholders of Otter Tail Corporation, a Minnesota corporation (or any successor by merger), so long as such corporation or its successor is the ultimate parent, directly or indirectly, of the corporation, by the same vote that is required by the Minnesota Business Corporation Act and/or by these Articles of Incorporation. For the purposes of this Article XI, the term “parent” shall mean a corporation that owns, directly or indirectly, any outstanding capital stock of the corporation entitled to vote in the election of directors of the corporation.

     (b) In connection with the Merger, the Articles of Incorporation of Otter Tail Holding Company shall be amended to provide that the name of Otter Tail Holding Company shall be “Otter Tail Corporation”.
     8. Assumption of Certain Agreements and Plans Relating to Securities of Otter Tail. OT Holding and Otter Tail hereby agree that, immediately prior to the Effective Time, OT Holding will assume the following plans and agreements relating to securities of Otter Tail and all of the rights, duties and obligations under such plans and agreements from and after the Effective Time:
     (a) 1999 Employee Stock Purchase Plan, As Amended (2006);
     (b) 1999 Stock Incentive Plan, As Amended (2006), and all award agreements outstanding thereunder;
     (c) Otter Tail Corporation Employee Stock Ownership Plan;
     (d) Otter Tail Corporation Automatic Dividend Reinvestment and Share Purchase Plan;
     (e) Indenture, dated as of November 1, 1997, between Otter Tail Corporation and U.S. Bank National Association (formerly known as First Trust National Association), as trustee; and
     (f) Note Purchase Agreement dated as of February 23, 2007 between Otter Tail Corporation and Cascade Investment, L.L.C. (“Cascade”), as amended, and related Note issued to Cascade.
     9. Plan of Reorganization. This Plan shall constitute a plan of reorganization of Otter Tail and Merger Sub.
     10. Tax Treatment. The Merger shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
     11. Filing and Effective Time. If this Plan has not been terminated pursuant to Section 12 hereof, after this Plan has been duly approved in the manner required by law, appropriate Articles of Merger and this Plan shall be filed by Otter Tail and Merger Sub pursuant to and in accordance with the MBCA. The Merger shall be effective (the “Effective Time”) at 12:00 a.m. Central Time on July 1, 2009.
     12. Termination. This Plan may be terminated and the Merger abandoned by the Board of Directors of Otter Tail at any time prior to the Effective Time.
     13. Adoption and Approval. The Plan was adopted and approved by the Board of Directors of Otter Tail and OT Holding on June 30, 2009 and by the Board of Directors of Merger Sub on June 25, 2009. Pursuant to Section 302A.626 (subd. 2) of the MBCA, the Plan was not approved by the shareholders of Otter Tail or Merger Sub.

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